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                                                              EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated September 16, 1994, except for Note 7 as to which the date is July 17, 1995, with respect to the financial statements of FiberNet USA, Inc. and Subsidiaries (a development stage company) and FiberNet Telecommunications Cincinnati, Inc., incorporated by reference in the Registration Statement (Form S-3 No. 33-34738) and related prospectus of Intermedia Communications of Florida, Inc. for the registration of $150,000,000 gross proceeds Senior Discount Notes due 2006 and 3,996,689 shares of $.01 par value common stock.

                                          Mendelsohn Kary Bell & Natoli, P.C.

New York, New York

May 6, 1996